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EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

DATED: January 31, 2003

BETWEEN: SELLERS

    CAPITAL LANE PROPERTY HOLDING, LP, a Delaware limited partnership ("Capital I") and CAPITAL LANE PROPERTY HOLDING II, LP, a Delaware limited partnership ("Capital II"). Each of Capital I and Capital II is hereinafter sometimes individually referred to as a "Seller", and Capital I and Capital II are hereinafter sometimes collectively referred to as "Sellers".

AND: PURCHASER

    KEYSTONE OPERATING PARTNERSHIP, L.P. ("Purchaser")

        A. Capital I owns the parcels of land described in Exhibit A, attached hereto, (the "Capital I Land") together with all the reversions, remainders, easements, rights of way, appurtenances, tenements, hereditaments and water rights (if any) appertaining to or otherwise benefiting the Capital I Land or any of the Capital I Improvements (as defined below).

        B. Capital I also owns the warehouse buildings containing approximately 1,005,281 square feet of rentable space (the "Capital I Buildings") and the other facilities, structures and improvements now or hereafter erected on the Capital I Land (the "Capital I Improvements").

        C. Capital II owns the parcels of land described in Exhibit B, attached hereto (the "Capital II Land"), together with all the reversions, remainders, easements, rights of way, appurtenances, tenements, hereditaments and water rights (if any) appertaining to or otherwise benefiting the Capital II Land or any of the Capital II Improvements (as defined below).

        D. Capital II also owns the warehouse buildings containing approximately 538,431 square feet of rentable space (the "Capital II Buildings") and the other facilities, structures and improvements now or hereafter erected on the Capital II Land (the "Capital II Improvements").

        E. The Capital I Land and the Capital II Land are hereinafter sometimes collectively referred to as the "Land". The Capital I Buildings and the Capital II Buildings are hereinafter sometimes collectively referred to as the "Buildings". The Capital I Improvements and the Capital II Improvements are hereinafter sometimes collectively referred to as the "Improvements". The Land, the Buildings and the Improvements owned by an individual Seller are hereinafter sometimes collectively referred to as a "Property". The Land, the Buildings, the Personal Property and the Improvements owned by both Sellers are hereinafter sometimes collectively referred to as the "Properties". All intangible assets of any nature relating to the Properties (including, but not limited to, guaranties or warranties relating to the Properties or any elements thereof; plans, specifications, drawings and prints of the Properties; trademarks or trade names associated with the Properties; and all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted in connection with the Properties) are hereinafter sometimes collectively referred to as the "Intangibles". The Properties, together with Sellers' right, title and interests in and to, the Leases, the Service Contracts which Purchaser elects to assume pursuant to this Agreement and the Intangibles (if any) are sometimes hereinafter referred to as the "Project".

        F. Capital I has entered into the leases described in Exhibit C, attached hereto (the "Capital I Leases") and Capital II has entered into the leases described in Exhibit D, attached hereto (the "Capital II Leases"). The Capital I Leases and the Capital II Leases are hereinafter sometimes collectively referred to as the "Leases".

        G. Capital I and Capital II have entered into those service contracts maintenance contracts and equipment leases relating to the operation of the Buildings described in Exhibit E, attached hereto (the "Service Contracts").

        I. Sellers desire to sell, and Purchaser desires to purchase, the Project, subject to the terms of this Agreement.

        NOW, THEREFORE, intending to be legally bound the parties agree as follows:

1.    PURCHASE AND SALE OF THE ENTITY INTERESTS

        Sellers agree to sell and convey to Purchaser, and Purchaser agrees to purchase from Sellers, free and clear of all liens, pledges, claims, assignments, security interests and other encumbrances of any nature, and subject to the terms and conditions set forth in this Agreement, the Project.

2.    TOTAL PURCHASE PRICE AND DEPOSIT

        2.1.    Purchase Price. The total purchase price for the Project is Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) (the "Purchase Price").

        2.2.    Deposit. One (1) business day after the full and final execution of this Agreement, Purchaser shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) in immediately available funds (the "Deposit") with the Title Company (as hereinafter defined) as escrow agent (in such capacity, "Escrow Agent") pursuant to the escrow instructions attached as Exhibit H hereto. If this Agreement is not terminated on or before the expiration of the Review Period (as hereinafter defined), the Deposit shall be non-refundable except as herein provided and shall be held and delivered by Escrow Agent in accordance with the provisions of such escrow instructions. Any interest earned on the Deposit shall be considered a part of the Deposit. Except as expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date (as hereinafter defined). The balance of the Purchase Price, adjusted for all prorations, credits and debits provided for herein, shall be paid in cash or immediately available funds at the Closing (as hereinafter defined) as provided in Section 8 below.

3.    PURCHASER'S REVIEW PERIOD

        Purchaser shall have until 5:00 p.m. (Chicago time) on February 10, 2003 (the "Review Period") to satisfy itself concerning all aspects of the Project, including, without limitation, the status of title thereto; the physical and environmental condition of the Properties; the insurance policies, contracts, leases and all other operational and financial aspects of the Properties and all other Due Diligence Materials (as hereinafter defined) and to obtain all needed committee approvals of this transaction. During the Review Period, Purchaser shall have the right at Purchaser's expense to perform such tests, inspections and feasibility studies on the Properties as Purchaser may deem necessary (collectively, the "Inspections") on and subject to the terms and conditions of that certain Property Access Agreement dated January 9, 2003 (the "Access Agreement"). Without limitation of the foregoing, Purchaser shall have access to the Properties for purposes of such inspections pursuant to the Access Agreement. On or before the end of the Review Period Purchaser may, in Purchaser's sole discretion, elect to terminate this Agreement by delivery of written notice to Seller for any or no reason, whereupon this Agreement shall automatically terminate, the Deposit shall be returned to Purchaser, and, except for the Post-Termination Obligations referred to Section 12.1 below, neither party shall have any obligations to the other by virtue of this Agreement. Purchaser shall remain subject to the confidentiality obligations set forth in the Access Agreement, which obligations shall expire on the Closing Date provided the parties proceed to Closing.

        Purchaser shall provide (without any representation or warranty as to the accuracy or completeness thereof) to Sellers copies of any final, third party reports by or for Purchaser in connection with its inspections.

        Purchaser will continue to maintain the liability insurance as required pursuant to the Property Access Agreement dated January 9, 2003 between Seller and Purchaser.

4.    TITLE TO THE PROPERTIES

        4.1.    Title Report. At Purchaser's sole cost, Purchaser has obtained commitments for ALTA extended coverage owner's title insurance policies (the "Title Reports") issued by Fidelity National Title Insurance Company (the "Title Company") with respect to each Property. Purchaser shall have until the end of the Review Period in which to notify Sellers in writing of Purchaser's disapproval of exceptions shown in the Title Reports or disclosed by the Updated Surveys (as defined below). Those exceptions shown on the Title Reports and the Updated Surveys and not objected to by Purchaser shall become the "Permitted Exceptions", except for Liquidated Items (as hereinafter defined) which shall be deemed objected to by Purchaser. Sellers shall notify Purchaser within five (5) days of such notice of disapproval whether Sellers will eliminate any such disapproved exceptions. If Sellers choose not to eliminate such exceptions or fail to respond to such notice, Purchaser may (a) terminate this Agreement by giving written notice to Sellers on or before that date that is five (5) days after Purchaser's receipt of Sellers' notice of its election not to eliminate any disapproved exception (or five (5) days following the expiration of such five (5)-day period if Sellers fail to respond to such notice of disapproval), whereupon the Deposit shall be returned to Purchaser, and, except for the Post-Termination Obligations referred to in Section 12.1 below, neither party shall have any obligations to the other by virtue of this Agreement or (b) agree that title to the Properties may remain as disclosed by the Title Reports and the Updated Surveys (subject to the cure by Sellers of any exceptions Sellers have agreed to cure) and close this transaction. Notwithstanding anything contained herein to the contrary, Sellers shall be obligated to cure and remove (or procure title insurance over in form reasonably acceptable to Purchaser) all of the following classes of title defects, liens or encumbrances ("Liquidated Items"), if any: (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by either Seller; (ii) tax liens for delinquent ad valorem real estate taxes; (iii) mechanics liens pursuant to a written agreement either between (x) the claimant (the "Contract Claimant") and either Seller or its employees, officers or managing agents (the "Seller Parties") or (y) the Contract Claimant and any other contractor, materialman or supplier with which a Seller or its Seller Parties have a written agreement; (iv) broker's liens claimed by, through or under either Seller or their respective Seller Parties; and (v) judgment liens against Seller. If Sellers fail to cure and remove any Liquidated Items, Purchaser may elect to: (i) terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Purchaser, and, except for the Post-Termination Obligations referred to in Section 12.1 below, neither party shall have any obligations to the other by virtue of this Agreement; or (ii) proceed to Closing and deduct from the Purchase Price the amount necessary to cure and remove any Liquidated Items.

        4.2.    Survey. Purchaser acknowledges that Sellers have delivered to Purchaser existing ALTA minimum detail surveys of the Properties within its possession (the "Existing Surveys"). On or prior to February 8, 2003, Purchaser, at Sellers' sole cost, shall obtain and deliver to Sellers updates of the Existing Surveys containing a certification substantially in the forms attached hereto as Exhibit G which reflect the title exceptions set forth in the Title Reports ("Updated Surveys"). The Updated Surveys shall be certified to Purchaser and/or such parties as Purchaser shall designate.

        4.3.    Later Date Defects. In the event that any update to, or date down of, the Title Reports or the Updated Surveys first reveals any lien, claim, encumbrance, encroachment or other defect not previously disclosed in the Title Reports or the Updated Surveys, Purchaser may object to such lien, claim, encumbrance, encroachment or other defect by delivery of written notice to Seller within five

(5) business days after the delivery to Purchaser of the applicable item of title evidence, in which event the cure provisions and rights contained in Sections 4.1 above shall apply.

5.    DOCUMENTATION REQUIRED FOR REVIEW PERIOD

        5.1.    Copies of Plans, Service Contracts, Other Information. To the extent not previously delivered as set forth in Exhibit I, Sellers shall deliver to the following materials, documents and information: (i) Copies of the Service Contracts; (ii) all, if any, architectural, engineering or construction contracts then in effect and not fully performed with respect to any of the Land or Buildings (the "Improvement Contracts"); (iii) a certificate of good standing and resolution for each Seller; (iv) statements of all income and expenses of ownership, maintenance and operation of the Properties for Sellers' period of ownership; (v) an accounts receivable and collection report of the tenants for Sellers' period of ownership, (vi) copies of all bills and invoices for utilities paid for Sellers' period of ownership; (vii) property tax and assessment bills and complete files on any ongoing tax protest proceedings; (viii) all environmental reports and assessments (including asbestos and lead paint), to the extent in either Seller's possession (as opposed to the possession of Sellers' property manager); (ix) copies of all plans, specifications and architectural drawings for the Improvements in the possession of either Seller or under the control of either Seller; (x) a complete file with respect to all pending litigation (including any condemnation) affecting any Property or Sellers or any threatened litigation (including condemnation) known to either Seller and affecting any Property or either Seller; (xi) true and complete copies of all Leases; (xii) a schedule of all licenses, permits and certificates of occupancy for the Properties currently in effect and known to either Seller, together with copies thereof and all amendments thereto to the extent in either Sellers' possession or control; (xiii) copies of any and all notices, reports, studies, correspondence and other materials concerning the environmental condition of the Properties received by Seller during Sellers' period of ownership or in Sellers' possession (as opposed to the possession of its property manager); (xiv) copies of all billing statements, operating statements related to Sellers' period of ownership and all CAM reconciliations delivered or prepared during Seller's period of ownership; (xv) copies of Sellers' general ledger for the Project for the period of Sellers' ownership; and (xvi) copies of all lease proposals relating to the Properties delivered to or by the Sellers during Sellers' period of ownership (collectively, the "Due Diligence Materials").

        5.2.    Rent Roll and Leases. Attached as Exhibit P hereto and made a part hereof is a rent roll, which rent roll (the "Rent Roll") identifies by tenant name and unit number the Leases currently in effect at the Buildings, any guarantors of the Leases, the commencement and expiration dates of the Leases, any not yet performed rent concessions and any security deposits and the extent to which the same have been applied, the amount of monthly rent owed under the Leases, the dates through which such rents have been paid, and any material defaults under the Leases of which either Seller has actual knowledge.

6.    SELLERS' AND PURCHASER'S REPRESENTATIONS

        6.1.    Sellers' Representations. Sellers represent and warrant to Purchaser that the following are true, accurate and complete as of the date hereof and will be true, accurate and complete in all material respects as of the Closing Date:

          (a)    Marketable Title.    Each Seller owns fee simple title to the Properties designated on Exhibits A and B as being owned by it. No party has any right or option to purchase all or any portion of the Properties.

          (b)    No Violation of Zoning and Other Laws.    No Seller nor, to the best of Sellers' knowledge, any agents or employees of any Seller, has received during Sellers' period of ownership any written notice of any violation on any Property of any applicable law, ordinance, statute, rule, order or regulation, including but not limited to, the subdivision, zoning, housing, building, safety and fire ordinances of Lower Swatara Township, that remains uncured, nor does Seller have any of the foregoing in its possession (as opposed to the possession of its property manager).

          (c)    Eminent Domain.    Neither Seller has received any written notice of any pending or contemplated eminent domain or condemnation of the Land or Improvements or any portion thereof.

          (d)    Environmental Matters.    Sellers have delivered to Purchaser true, accurate and complete copies of any and all reports, studies, analysis, correspondence and other materials and information in Sellers' possession (as opposed to the possession of Sellers' property manager) (the "Environmental Information"). Other than as may be set forth in the Environmental Information, neither Seller nor either Seller's agents or employees have received any written notice during Sellers' period of ownership alleging or asserting that either Property is in violation of any law, ordinance, rule or regulation related to environmental matters, which violation remains uncured.

          (e)    Assessments.    Neither Seller has received any written notice of any special assessments to be levied against any Property which are in addition to those disclosed in the Title Reports. There is no pending contest of real estate taxes initiated by Sellers against any Property and Sellers have delivered to Purchaser any notice of reassessment received by any Seller, or any agent or employee of any Seller, since the last tax bill issued.

          (f)    No Breach of Agreements.    Each Seller's execution of this Agreement and the consummation of the transaction evidenced by this Agreement do not violate any other agreement to which such Seller is a party, nor, to the best of Sellers' knowledge, any law, statute or ordinance which is binding upon any Property or any Seller.

          (g)    Organization and Authority of Sellers.    Each Seller is a limited partnership, duly organized and validly existing under the laws of the State of Delaware. Each Seller's execution, delivery of and performance under this Agreement are undertaken pursuant to authority validly and duly conferred upon such Seller and the signatories hereto.

          (h)    Nonforeign Status.    Neither Seller is a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (as amended, the "Code"). Each Seller shall deliver to Purchaser at closing a Certificate of Nonforeign Status setting forth such Seller's address and United States taxpayer identification number and certifying that it is not a foreign person as so defined.

          (i)    Executory Agreements.    Exhibit E contains a true and complete listing of all Service Contracts affecting the Properties which, absent Purchaser's election to assume, could be binding upon or impose any liability or obligation upon a Purchaser or either Property following the Closing, and correctly set forth their expiration dates or the notice period which must precede their termination. To the best of each Seller's knowledge, no default exists under any of the Service Contracts and all Service Contracts are currently in full force and effect.

          (j)    Utility Services.    To Sellers' knowledge, neither Seller has received any written notice of any potential stoppage or interruption of utility services serving any of the Improvements.

          (k)    Lease Obligations.    Except as set forth in the Rent Roll, any and all alterations, installations, decorations, tenant improvement and other work required to be performed by Sellers (or others on behalf of a Sellers, as landlord) under the provisions of any Leases or other agreements affecting the Properties have been (or shall be by the Closing Date) completed and paid for in full or credited to Purchaser. Exhibit N attached hereto and made a part hereof sets forth all of the brokerage, finder or referral fees or commissions of any kind or nature that are or may become due and payable in connection with the Leases (the "Brokerage Commissions"). Purchaser shall be responsible for causing the payment for any Brokerage Commission for a lease renewal or expansion which may be due or payable after the Closing Date listed in Exhibit O attached hereto as Purchaser's Commissions.

          (l)    Leases and Rent Roll.    The Rent Roll is true, accurate and complete in all material respects and, to the best of each Seller's knowledge, each of the Leases is valid and in full force and effect. The lease documents identified on Exhibit I reflect all modifications, amendments or alterations of any Lease. Except as expressly set forth in the Rent Roll, if at all, to each Seller's knowledge, no default by any tenant, whether before or after the expiration of any applicable cure period (including any default with respect to the payment of rent), exists or is claimed to exist under any of the Leases; no default by either Seller, as the landlord (whether before or after the expiration of any applicable cure period), exists or, to each Seller's knowledge, is claimed to exist under any Lease. Neither Seller has received any advance payment of rent (other than for the current month) on account of any of the Leases; and there are no written or oral leases or tenancies or other occupancy arrangements of any kind or nature whatsoever affecting the Properties or any of them other than the written Leases that are identified on Exhibit I.

          (m)    No Liens; No Defaults.    Neither Seller has received any written notice of any default or breach under any covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien or license affecting any of the Properties, or any portion thereof, which has not been entirely corrected.

          (n)    No Actions.    Neither Seller has received any written notice of or been served with summons and complaint with respect to any actions, suits, proceedings, or claims pending, or to the best of each Seller's knowledge, contemplated or threatened in writing, with respect to or in any manner affecting any Property or either Seller.

          (o)    Financial Information; Bankruptcy.    Neither Seller (i) is in receivership or dissolution, (ii) has made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy laws or any similar law or statute of the United States or any other jurisdiction and no such petition has been filed against such Seller, and to each Seller's knowledge, none of the foregoing is pending or contemplated.

          (p)    ERISA.    Neither Seller nor any holder of an interest in either Seller is a "party in interest" to any employee benefit plans, and the Project is not an asset of an employee benefit plan covered under Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or as defined in Section 49, 75(e)(1) of the Code. For purposes of the foregoing, the term "party in interest" shall have the meaning assigned to such term in Section 3(14) of ERISA.

          (q)    USA Patriot Act.    Neither Seller is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and neither Seller engages in any dealings or transactions, or is otherwise associated, with any such persons or entities.

          (r)    Employees.    Neither Seller has any employees or has ever had any employees.

          (s)    Unrecorded Agreements.    Neither Seller has received any written notice of any private, unrecorded restrictions or unrecorded agreements that affect the uses which may be made any of the Project, including size and cost of buildings, limitations on use and restriction in regard to heights of buildings, agreements to submit architectural plans to an association, community organization or other group, provisions requiring improvements or provisions requiring joinder with others in group actions.

          (t)    Personal Property.    There is no personal property owned by Capital I and/or Capital II that will be conveyed in connection with this transaction.

          (u)    Insurance.    Sellers carry the property insurance described in Exhibit M, attached hereto.

          (v)    Copies.    The copies of the Leases, Service Contracts and other Due Diligence Materials delivered to Purchaser by or on behalf of Sellers in connection with this Agreement are accurate and complete copies thereof.

          (w)    Contracts.    To the best of each Seller's knowledge, there are no contracts or other agreements affecting either or both Sellers that impose any obligations or otherwise will be binding on Purchaser or the Project after Closing, other than the Permitted Exceptions (which include the Leases) and the Service Contracts that are not required to be terminated pursuant to the terms hereof.

          (x)    Enforceability.    This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Sellers pursuant hereto have been, or on the Closing Date will have been, executed by Sellers or on behalf of Sellers, and when so executed, are and shall be legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (y)    Right, Power and Authority.    Each Seller has the full right, power and authority to sell the Project as provided herein and to execute, deliver and carry out all of the provisions of this Agreement. The execution and delivery of this Agreement and any other documents required of Sellers hereunder and the performance and observance of all of its terms, conditions and obligations have been or will be duly authorized by all necessary action of Sellers.

          (z)    No Conflict.    The execution and delivery of, and consummation of the transactions contemplated by this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which either or both Sellers are now party or by which either or both are bound, or any order, rule or regulation of any court or other governmental agency or official.

        Each of the representations and warranties contained in this Section 6.1 is acknowledged by Sellers to be material and to be relied upon by Purchaser in proceeding with this transaction. The knowledge of the Sellers shall be limited to the actual (except in those instances where another standard of knowledge is described) knowledge of only the following individuals (who are employed by Sellers' property manager): Jeffrey Thomas and Andrew Zgutowicz and further limited to the knowledge obtained during Sellers' period of ownership.

        6.2.    Survival of Warranties. All of Sellers' representations and warranties in this Agreement shall be deemed given as of the date of this Agreement, and shall be updated in a certificate to be provided to Purchaser at and as of the Closing Date. All of the aforesaid representations and warranties shall survive the closing of this transaction; provided, however, that any claim for any misrepresentation or breach shall be deemed to have been waived unless Purchaser notifies Sellers in writing of such claim for misrepresentation or breach within one (1) year after the Closing Date; Notwithstanding anything above to the contrary, the survival provisions of this Section 6.2 will not apply to any claims which are actually known to Purchaser at the time of Closing, including without limitation any matters disclosed by Seller to Purchaser or disclosed by any tenant to Purchaser, in a tenant estoppel certificate. Furthermore, Sellers will have no obligation to pay any adjudicated claim which does not exceed Twenty-five thousand and no/00 dollars ($25,000.00) and Sellers will have no obligation to pay any adjudicated claim to the extent it exceeds Five Million and no/00 Dollars ($5,000,000.00).

        6.3.    As Is.

          (a)    EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENTATION OR CERTIFICATION, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY (ORAL OR WRITTEN) CONCERNING: (I) THE NATURE AND CONDITION OF THE PROPERTY AND THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES THAT PURCHASER ELECTS TO CONDUCT THEREON; (II) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR LACK OF REPAIR OF THE IMPROVEMENTS; (III) THE COMPLIANCE OF THE LAND AND THE IMPROVEMENTS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY; AND (IV) ANY OTHER MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENTATION OR CERTIFICATION, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY "AS IS" "WHERE IS" BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

          (b)    PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENTATION OR CERTIFICATION. EXCEPT TO THE EXTENT OF A BREACH OF ANY REPRESENTATION AND WARRANTY CONTAINED HEREIN OR IN ANY CONVEYANCE DOCUMENTATION OR CERTIFICATION, PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENTATION OR CERTIFICATION. FURTHER, EXCEPT TO THE EXTENT OF A BREACH OF ANY REPRESENTATION AND WARRANTY CONTAINED HEREIN OR IN ANY CONVEYANCE DOCUMENT OR CERTIFICATION, PURCHASER, FOR PURCHASER AND PURCHASER'S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER)

  ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS WITH RESPECT TO, OR AFFECTING, THE PROPERTY. UPON CLOSING, EXCEPT TO THE EXTENT OF A BREACH OF ANY REPRESENTATION AND WARRANTY CONTAINED HEREIN OR IN ANY CONVEYANCE DOCUMENTATION OR CERTIFICATION, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, EXCEPT TO THE EXTENT OF A BREACH OF ANY REPRESENTATION AND WARRANTY CONTAINED HEREIN OR IN ANY CONVEYANCE DOCUMENT OR CERTIFICATION, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS AND VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS).

          (c)    PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 6.3 WERE A MATERIAL FACTOR IN SELLER'S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 6.3 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

        6.4.    Representations of Purchaser. Purchaser hereby warrants and represents to Sellers that the following are true, accurate and complete as of the date hereof and will be true, accurate and complete in all material respects as of the Closing Date:

          (a)    Right, Power and Authority.    Purchaser has the full right, power and authority to purchase the Properties as provided herein and to execute, deliver and carry out all of the provisions of this Agreement. Purchaser will promptly notify Sellers of requisite committee approvals but in no event later than the expiration of the Review Period. The execution and delivery of this Agreement and any other documents required of Purchaser hereunder and the performance and observance of all of its terms, conditions and obligations have been or will be duly authorized by all necessary action of Purchaser. Purchaser is a limited partnership validly formed and duly organized and existing in good standing under the laws of the State of Delaware.

          (b)    USA Patriot Act.    Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who

  Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and Purchaser does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

          (c)    Enforceability.    This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (d)    No Conflict.    The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

        Each of the representations and warranties contained in this Section 6.4 is acknowledged by Purchaser to be material and to be relied upon by Seller in proceeding with this transaction.

7.    CONDITIONS TO CLOSING

        7.1.    Purchaser's Conditions.

        Purchaser's obligation to close this transaction is subject to the full satisfaction of each of the following conditions:

          (a)    Seller's Compliance.    Sellers' timely fulfillment in all material respects of each of their respective obligations under this Agreement.

          (b)    Seller's Representations.    The continuing accuracy in all material respects of all of Sellers' warranties and representations in this Agreement as of the Closing Date as if the same were made as of the Closing Date.

          (c)    Status of Title.    As of the Closing Date, title to the Properties, (including the rights of Capital I and Capital II, as applicable, to use any easements appurtenant to any Property it owns), shall be owned by Capital I and Capital II, as applicable, in fee simple, and title to each Property shall be good and marketable and free and clear of all liens, encumbrances, restrictions, easements and other exceptions or objections to title, except for the Permitted Exceptions, and the Title Company shall insure Purchaser as the fee owner of such title as aforesaid on the Closing Date in the amount of not less than the Purchase Price for the Properties at its regular rates, pursuant to a 1992 ALTA Owner's Policy form (10-17-92) with "extended form coverage" (the "Title Policy"). As a further condition to Purchaser's obligations under this Agreement, the Title Company must be willing to provide those endorsements that are legally available to owners in Pennsylvania and reasonably requested by Purchaser, including, without limitation, non-imputation endorsements, owner's comprehensive endorsements, survey endorsements and single tax parcel endorsements, subject to the payment by Purchaser of any applicable premium or surcharge. Any normal and customary indemnity reasonably required by the Title Company as a precondition to issuing any such endorsements must be provided by Sellers.

          (d)    Material Condemnation.    The absence of any condemnation or the threat of institution of condemnation proceedings which results or will result in the taking of any part of the Land, or any Improvement on any Property, with a value of more than Five Hundred Thousand Dollars

  ($500,000), or a reduction in the number of any parking spaces below the minimum level required by law for use by the tenants of any Building, or any material limitation or restriction on pedestrian or vehicular access to and from any public rights-of-way adjacent to the Land. If any of the foregoing shall occur, Purchaser may elect to terminate this Agreement by written notice to Sellers within thirty (30) days after the date Purchaser receives written notice of such occurrence, whereupon the Deposit shall be returned to Purchaser, and, except for the Post-Closing Obligations referred to in Section 12.1 below, neither party shall have any obligations to the other by virtue of this Agreement. If Purchaser does not timely elect to terminate this Agreement and this transaction closes, or in the event of any condemnation that is not material, the applicable Seller shall assign or pay to Purchaser the right to all condemnation awards and rights to awards which were not used to pay the reasonable costs of any restoration of the Land or Improvements necessitated by the condemnation prior to Closing. No termination of this Agreement under this Section shall affect any Post Termination Obligations.

          (e)    Material Casualty.    The absence of any material damage by casualty to the Improvements which has not been repaired by the Closing Date. For the purposes hereof, a "material damage by casualty" shall be deemed any damage by fire or other casualty for which the estimated cost of repair exceeds Five Hundred Thousand Dollars ($500,000). If the Improvements suffer any material damage by casualty, Purchaser shall have the right and option, as its sole remedy, to terminate this Agreement within thirty (30) days after the date of the casualty or by the Closing Date, whichever first occurs, whereupon the Deposit shall be returned to Purchaser, and, except for the Post-Closing Obligations referred to in Section 12.1 below, neither party shall have any obligations to the other by virtue of this Agreement. If the estimated cost to repair any damage by casualty as of the Closing Date is less than Five Hundred Thousand Dollars ($500,000), Purchaser shall not have the right to terminate this Agreement. If Purchaser does not elect timely to terminate this Agreement or does not have the right to terminate this Agreement, this transaction shall close without increase or decrease in the Purchase Price. Sellers shall proceed to cause such repairs as are reasonably possible prior to Closing to be made unless otherwise agreed to in writing by Purchaser, and the applicable Seller shall retain all insurance proceeds which are not used to pay the costs of such repairs; provided, however, that the applicable Seller shall assign to Purchaser all casualty insurance proceeds payable on account of damage which is not repaired prior to Closing. Sellers shall also credit against the Purchase Price the amount of any deductible or self-insurance applicable to such casualty (unless Sellers have caused such repairs to be completed and paid for prior to Closing). No termination of this Agreement under this Section shall affect any Post Termination Obligations.

          (f)    Change in Leases.    As of the Closing, there shall not have occurred a material default under any of the Leases nor shall either Seller have provided or received any notice alleging a default or an event which may mature into a default.

          (g)    Tenant Estoppel Certificates.    Purchaser shall have received tenant estoppel certificates substantially in the form set forth on Exhibit F without material and adverse modification and consistent with the Rent Roll (each a "Tenant Estoppel Certificates") from 80% of the tenants identified on the Rent Roll (determined on the basis of square footage) which 80% must include each of the tenants listed on Exhibit J attached hereto as critical tenants, each dated no earlier than 30 days before the Closing Date. Without limitation on the foregoing, Sellers shall use commercially reasonable efforts to obtain a Tenant Estoppel Certificate from each of the tenants of the Properties.

          (h)    Management and Leasing Agreements.    Unless otherwise agreed to by Purchaser in writing, at Closing Sellers shall cause all management and leasing agreements with respect to the Properties to be terminated and provide the Title Company with all lien waivers required by the Title Company to issue the Title Policy.

          (i)    8-K Audit Letter.    Prior to the expiration of the Review Period, Purchaser shall have obtained from Seller or Seller's property manager: (i) such information as Purchaser deems necessary or advisable to complete a so-called "8-K" audit on behalf of Keystone Property Trust (an affiliate of Purchaser) and which is reasonably acceptable to Sellers or Sellers' property manager, as the case may be, and (ii) a representation letter (which is reasonably acceptable to Sellers' or Sellers' property manager), in form specified by, or otherwise satisfactory to the Purchaser's accountants, signed by the individual(s) responsible for Sellers' (or Seller's property manager) financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the accountants in order to render an opinion concerning Sellers' (or Seller's property manager's) financial statements, in connection with such "8-K" audit. If the parties are unable to agree upon the foregoing, Purchaser's sole remedy shall be to terminate this Agreement be written notice to Sellers on or prior to the expiration of the Review Period, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities hereunder except those liabilities that expressly survive a termination of this Agreement.

          (j)    GE Letter.    Purchaser shall have received a letter from First Industrial, L.P. and First Industrial Harrisburg, L.P. (collectively, "FR") in form acceptable to Purchaser whereby FR covenants and agrees not to execute and enter into (or allow any of its affiliates to execute and enter into) any lease, license or comparable agreement with General Electric Company (or an affiliate of General Electric Company) that would entitle General Electric Company ("GE") to terminate that certain Lease dated December 8, 1997 between First Industrial Harrisburg, L.P. (predecessor-in-interest to Seller) and Cadillac Plastic Group, Inc., predecessor-in-interest to GE (the "GE Lease") pursuant to the terms of the GE Lease (such letter, the "GE Letter"); provided, however, that the GE Letter shall permit FR to enter into a lease, license or comparable agreement with GE (or an affiliate thereof) that would otherwise permit the termination of the GE Lease (a "New GE Lease") if, in fact, with respect to that particular New GE Lease, GE expressly waives its right to terminate the GE Lease for the benefit of Purchaser.

        7.2.    Seller's Conditions. Seller's obligation to close this transaction is subject to Purchaser's fulfillment of each of its obligations in all material respects under this Agreement in accordance with the terms hereof, including, without limitation payment of the Purchase Price.

        7.3.    Failure of Condition. If any condition to Purchaser's obligation to close this transaction specified in Section 7.1 is not satisfied on or before the Closing Date, Purchaser may, at its option, by written notice to Sellers, (i) waive such condition or (ii) terminate this Agreement, in which case the Deposit shall be returned to Purchaser and (iii) if the failure of the condition is due to a breach or default by Sellers of any representation, warranty, covenant, obligation or duty of Sellers hereunder, pursue any of its remedies under Section 9.1 below, and (iv) if the failure of condition is not due to a material breach or default by Sellers as aforesaid, neither party shall have any further liability hereunder, provided that the Post Termination Obligations shall survive any such termination.

8.    CLOSING

        8.1.    Closing Date. Subject to the parties' termination rights, this transaction shall close on or prior to February 21, 2003 (the "Closing Date"); provided, however, that Purchaser may accelerate the Closing Date to a date no sooner than February 12, 2003 by delivery of not less than three (3) business days prior written notice to Seller provided the condition precedent relative to the delivery of estoppel certificates has been satisfied or is waived by Purchaser (and, to the extent such notice is provided prior to the expiration of the Review Period, such notice shall be deemed a waiver of Purchaser's right to terminate the Agreement pursuant to Section 3 of this Agreement).

        8.2.    Manner and Place of Closing. This transaction will be closed through an escrow by the Title Company at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg or at such other place as the parties may mutually agree to in writing. Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

        8.3.    Prorations, Adjustments.

          (a)    All ad valorem real property taxes with respect to the Properties, to the extent the tenants are not responsible for payment of such taxes, shall be prorated as of the Closing Date, based upon the last ascertainable taxes and the fiscal years of the applicable taxing authorities.

          (b)    All unpaid allowances to tenants for alterations, installations, decorations and other tenant improvement work provided under the Leases will be credited to Purchaser at Closing.

          (c)    All monetary obligations under all Service Contracts which are being assigned to Purchaser as provided herein (all of such monetary obligations being hereinafter collectively referred to as the "Expenses"), and all non-delinquent rentals from tenants and other non-delinquent use fees receivable under any Lease or other agreement concerning the Properties (the "Income"), shall be prorated and adjusted between the parties as of the Closing Date. At Closing, all accrued but unpaid Expenses (including interest and penalties, if any), and all prepaid but not accrued Income shall be credited against the Purchase Price, and all prepaid but not yet accrued Expenses shall be added to the Purchase Price. Each party will pay its own legal fees. All amounts owing under any Service Contracts or other agreements which are being terminated shall be the sole obligation of Sellers.

          (d)    With respect to any rentals past due on the Closing Date, Purchaser shall make good faith efforts to attempt to cause the same to be recovered from the tenant for a period of sixty (60) days following the Closing Date. All rentals received from such tenant subsequent to the Closing Date shall be paid to Purchaser (or forwarded by Seller to Purchaser), and, after deduction of collection costs, shall be applied first to the month in which the Closing Date occurs and adjusted and paid as provided in Section 8.3(c) above, then to any amounts due which are attributable to any period after the Closing Date, and lastly to any amounts due which are attributable to any period prior to the Closing Date, which shall be paid over to Sellers. Nothing contained in this subparagraph shall impair Sellers' rights to pursue (in Seller's respective names), any monetary claims against any tenant who is in default under any Lease prior to the Closing Date, but such actions shall not include any evictions or lease termination petitions or any action adversely affecting a tenant's use or right to occupy the leased premises and shall not result in or give rise to a tenant being able to assert a claim against any Purchaser or having a defense to such tenant's obligations under such tenant's lease or rental agreement.

          (e)    All utility billings which are not paid by tenants of the Properties shall be prorated as of the Closing Date. With respect to any utilities being paid for by Sellers, Sellers will attempt to cause utility meters to be read as of the Closing Date. To the extent that this is not possible and to the extent that any other obligation for continuing services is incurred, and statements are rendered for such services covering periods both before and after the Closing Date, the amount will be adjusted between the parties as soon as possible as of the Closing Date on a per diem basis.

          (f)    Sellers and Purchaser shall each pay one-half of the escrow and "New York Style" closing fees charged by the Title Company or its escrow affiliate.

          (g)    At the Closing, Sellers and Purchaser shall execute a closing settlement sheet to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement. To the extent any of the closing prorations made under this Section 8 (including, without limitation, real estate taxes) are done on the basis of estimates, the same shall be subject to post-Closing adjustment and reconciliation when the actual amounts of those adjustment items can be determined. Except as provided in Section 8.3(h) below, any such adjustment shall be made within thirty (30) days after either party makes written demand therefor to the other accompanied by a summary of the actual amounts upon which the final adjustment should be made and reasonable supporting documentation, which shall evidence those actual amounts. Any out of pocket expense reasonably incurred by a party in collecting or obtaining a reduction of any amount prorated may be offset against the amount recovered or reduction obtained. This paragraph shall survive the Closing.

          (h)    At Closing, Sellers shall certify to Purchaser in writing the aggregate amount of all estimated payments on account of the obligation of tenants under the Leases to reimburse the Sellers for the cost of operating the Properties (including, but not limited to, costs of real estates taxes, insurance and common area maintenance of the Properties) received from tenants with respect to such calendar year (with a breakdown for the amounts received from each tenant), the aggregate amount of expenses subject to reimbursement from tenants paid or incurred with respect to such calendar year by the Sellers as of the Closing Date, and, with respect to each tenant, the base expense amount (determined in accordance with each Lease), if any, on which such tenant's share of costs is calculated. Purchaser shall certify to Sellers in writing within (90) days after the end of such calendar year the aggregate amount of expenses subject to reimbursement paid or incurred by the Purchaser following the Closing Date during such calendar year, shall promptly cause tenants to be billed for amounts due in excess of the aggregate payments theretofore made by such tenants and shall certify to Sellers, in writing, within 150 days after the end of such calendar year the aggregate amount of payments received by the Purchaser after Closing from tenants with respect to such calendar year. The aggregate amounts so collected by or on behalf of the parties shall be apportioned between them based upon the ratio of the reimbursable costs of operations paid or incurred before or after Closing with respect to such calendar year and any amount owed by one party to the other shall be promptly paid. Each party shall provide or cause to be provided to the other full access to all books and records required in order to confirm any information required to be provided pursuant to this paragraph. The provisions of this paragraph shall survive Closing.

          (i)    Brokerage Commissions of leasing and rental agents and tenant improvement allowances for any Leases relating to the base lease term or any renewal term that is elected or with respect to which an option is exercised, as the case may be, prior to the date hereof shall be paid in full at or prior to Closing by Sellers, without contribution or proration from Purchaser (any such commissions or tenant improvements allowances, "Seller's Commissions"). Brokerage Commissions of leasing and rental agents and tenant improvement allowances for (x) any renewals (other than renewals elected or with respect to which an option is exercised prior to the date hereof or that are not disclosed as part of the Due Diligence Materials) or expansions of any Lease, and (y) any new leases executed and entered into after the date hereof shall be the sole responsibility of Purchaser, without contribution or proration from Sellers (any such commissions or tenant improvements allowances, "Purchaser's Commissions"). Sellers hereby indemnify, protect, defend and hold Purchaser, and its successors and assigns (the "Purchaser's Indemnified Parties"), harmless from and against any and all loss, liability, cost or expense (including reasonable attorneys' fees) ("Losses") that any or all of Purchaser and any Purchaser's Indemnified Parties actually suffer and incur as a result of the failure by Sellers to timely pay or discharge any of the Seller's Commissions or any commissions or tenant improvement allowances that are not disclosed in the Due Diligence Materials. Purchaser hereby indemnifies, protects, defends and holds Sellers harmless from and against all Losses that Sellers actually suffers or incurs as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser's Commissions. The terms of this Section 8.3(i) shall survive the Closing and the delivery of any conveyance documentation.

          (j)    At or prior to Closing, Seller shall pay or discharge in full all liabilities for any retail sales taxes, bulk sales taxes or other similar obligations payable in connection with Sellers' sale of the Properties (collectively, "Bulk Sales Taxes"). Sellers hereby indemnify, protect, defend and hold Purchaser harmless from and against any Losses that any or all of Purchaser and any Purchaser's Indemnified Parties actually suffer and incur as a result of the failure by Sellers to timely pay or discharge any Bulk Sales Taxes. The terms of this Section 8.3(j) hall survive the closing and the delivery of any conveyance documentation.

          (k)    At Closing, (i) Sellers shall pay for the entire cost of the Updated Surveys and one-half the cost of any transfer taxes; and (ii) Purchaser shall pay for the entire cost of the Title Policies and one-half the cost of any transfer taxes.

        8.4.    Payment of the Purchase Price. Subject to the prorations, credits and debits agreed to herein, Purchaser will pay (through the closing escrow) the entire Purchase Price and all additional sums due from Purchaser to Sellers hereunder in cash or immediately available funds at Closing.

        8.5.    Events of Closing. Provided the Title Company or its escrow affiliate has received the Purchase Price from Purchaser and is in a position to cause the Title Policy to be issued as provided herein, this transaction will be closed (the "Closing") on the Closing Date as follows (all of the following to be deemed to take place concurrently):

          (a)    Sellers shall deliver to Purchaser a certificate signed by Sellers updating and remaking Sellers' representations and warranties and disclosing any matters as facts contrary to such representations and warranties; provided, that notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges that the Sellers may have entered into new leases or service contracts or otherwise amended or terminated leases in accordance with Section 10.5 below.

          (b)    Sellers shall deliver to Purchaser the Certificates of Non-foreign Status as provided in Section 6.1(h) above.

          (c)    Sellers shall deliver to Purchaser the original copies (or certified copies if originals are not in either Seller's possession or control) of all of the Leases, Service Contracts and Improvement Contracts relating to the Properties, together with an update to the certified Rent Roll delivered to Purchaser pursuant to Section 5.2 above containing all information required to be provided therein as of a date not earlier than five (5) days prior to the Closing Date.

          (d)    Sellers shall provide Purchaser and the Title Company with documents evidencing Sellers' authority to enter into and consummate the transaction contemplated by this Agreement.

          (e)    The Title Company or its escrow affiliate shall prepare a settlement statement which must be approved by Sellers and Purchaser, in their reasonable discretion, and the parties shall be charged and credited accordingly.

          (f)    Sellers shall provide Purchaser with copies of notices of termination of contracts as required under Section 10.1 below.

          (g)    Purchaser shall pay through the closing escrow the entire Purchase Price to Sellers in cash or immediately available funds, adjusted for the charges, credits and escrow deposits set forth in this Section 8.

          (h)    Any liens to be paid by Sellers at Closing pursuant to Section 4.1 above shall be paid and satisfied of record at Sellers' expense.

          (i)    The Title Company shall confirm that it is irrevocably committed to issue the Title Policy to Purchaser in accordance with the requirements set forth herein. Sellers agree to provide all

  ALTA statements, affidavits and other documents customarily required for issuance of title policies containing the provisions and endorsements of the Title Policy.

          (j)    Sellers shall assign to Purchaser and Purchaser shall accept and assume all warranties and warranty payments, insurance proceeds, and condemnation awards, the Leases, and all Service Contracts to be assigned to Purchaser, such assignments to be in the respective forms set forth in Exhibit L (Assignment of Leases) and Exhibit K (Assignment of Contracts and General Assignment), attached hereto.

          (k)    Sellers shall convey the Land and Improvements to Purchaser by special warranty deeds (the "Deeds"), each in form and substance reasonably acceptable to Purchaser, subject only to the Permitted Exceptions.

        8.6.    Possession. Sellers shall deliver possession of the Properties to Purchaser on the Closing Date. At Closing, Sellers shall provide all tenants with written notice of the sale of the Properties to Purchaser and shall direct such tenants, as of the Closing Date, to regard Purchaser as their landlord and to make rental payments payable to the party and at the address specified by Purchaser as set forth in such notice. Any rentals which are received by either Seller or its agents after Closing to the extent attributable to any period on or after the Closing Date shall be immediately turned over to Purchaser. Purchaser shall be entitled to receive directly from the tenants all rents received after the Closing Date.

9.    DEFAULTS AND FAILURE TO CLOSE

        9.1.    Default by Seller. If either Seller is in default under any of the covenants and agreements of Seller under this Agreement, Purchaser may either (i) terminate Purchaser's obligations under this Agreement by written notice to Sellers, in which event (a) the Deposit shall be returned to Purchaser and (b) upon Purchaser's receipt of the Deposit, this Agreement shall terminate and neither party shall have any further liability under this Agreement except for the Post Termination Obligations; or (ii) Purchaser may file an action for specific performance. Purchaser shall have no other remedy for any default by Sellers. In the event of the failure of any condition precedent to Purchaser's obligation to close expressly set forth in this Agreement, or in the event of the untruth or inaccuracy, in any material respect, of any Seller representation, Purchaser's sole remedy under this Agreement, at law or in equity, shall be to terminate this Agreement by delivery of written notice to Seller on or prior to Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liability under this Agreement, except for the Post Termination Obligations.

        9.2.    Seller's Remedies. In the event Purchaser defaults under this Agreement, then (i) Sellers shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability under this Agreement, except for the Post Termination Obligations and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Sellers. Sellers shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLERS ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLERS AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLERS AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION

CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. All of the foregoing shall be without limitation upon the rights and remedies of Seller with respect to the Post Termination Obligations.

        9.3.    Defaults. Except for (a) either party's wrongful failure to deposit any document or sum as and when required by Section 8 above, and (b) either party's wrongful failure to close by the required Closing Date, no party shall be deemed in default under this Agreement unless such party is given written notice of its failure to comply with this Agreement and such failure continues for a period of five (5) business days following the date such notice is given.

10.    CONDUCT OF BUSINESS

        10.1.    Contracts. From the date of this Agreement until the Closing Date, Sellers will continue to cause the Project to be operated in accordance with their current management, operation and leasing standards and practices and will not permit any steps or actions to be taken which it knows or has reason to know would be detrimental to the value of the Project. Sellers will not enter into any contractual obligation (except Service Contracts and Leases as permitted under this Agreement) which will not be paid in full prior to the Closing Date. Sellers agree to cause the termination by written notice to the other party(ies) thereto, effective as of Closing of any of the Service Contracts that Purchaser, pursuant to written notice to Sellers, requests to be terminated provided that (i) the Service Contract(s) Purchaser so requests be terminated may, by their terms, be so terminated; (ii) Sellers receive Purchaser's written request to cause such Service Contract(s) to be terminated prior to the expiration of the Review Period; and (iii) in no event shall Sellers be obligated to cause to be delivered any notices of termination of any of the Service Contracts until after the expiration of the Review Period. Sellers shall deliver to Purchaser a copy of all notices of termination caused to be given by Sellers hereunder. All of the Service Contracts, other than the Service Contracts which Sellers are obligated to cause to be terminated pursuant to this Section 10.1, are herein sometimes referred to as the "Approved Contracts". No existing management or leasing agreement shall be an Approved Contract and any such agreement shall be terminated at or before Closing.

        10.2.    Permits. From the date of this Agreement until the Closing Date, Sellers shall take all normal and customary actions to (i) cause to be preserved intact and unimpaired any licenses or permits required for the lawful and proper operation and occupancy of any Property, (ii) cause to be filed timely all reports, statements, renewal applications and other filings required in connection therewith and (iii) cause to be paid timely all fees and charges in connection therewith that are required to keep such licenses and permits in full force and effect; Sellers shall not intentionally cause or knowingly permit any tenant to cause the violation of any law, ordinance, rule or regulation affecting the Properties, and shall not apply for or join in any change in zoning, platting or similar pubic land use matters related to the Properties, or any laws relating to the Properties; and shall not dispose of or remove or permit to be disposed of or removed any fixtures, equipment or personal property owned by Sellers constituting part of the Project unless the same are rendered obsolete or of no further value, in which case the same shall be replaced by or on behalf of Sellers with similar items of substantially the same or better quality and value as the replaced items when new and that are free and clear of any lien or encumbrance or title retention agreement.

        10.3.    Payment of Obligations. From the date of this Agreement until the Closing Date, Sellers agree to (i) cause to be paid in a timely fashion all taxes and other public charges against any of the Properties, and (ii) provide Purchaser, within five (5) business days of receipt, copies of any notices either Seller receives with respect to any special assessments or proposed increases in the tax assessment of any of the Properties.

        10.4.    Insurance. Sellers agree to cause to be continued and maintained the current casualty and liability insurance policies covering the Properties until the Closing Date.

        10.5.    Leases and Service Contracts. Between the date of this Agreement and the Closing Date, neither Seller shall, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, (i) renew any Leases or Service Contracts, (ii) amend any Leases or Service Contracts, (iii) terminate Leases or Service Contracts (except as provided in Section 10.1 above with respect to Service Contracts), or (iv) enter into any additional service contracts, leases, licenses or other occupancy agreement affecting any Property. It is understood that under no circumstances shall Purchaser approve any Service Contract not terminable at no cost upon thirty (30) days' notice.

        10.6.    Property Maintenance. Sellers shall cause to be maintained and repaired the Project between the date of this Agreement and the Closing Date so the same shall be on the Closing Date in substantially the same condition existing as of the end of the Review Period, ordinary wear and tear excepted and subject to Sections 7.1(d) and (e) above. Sellers shall promptly notify Purchaser regarding any item of repair, replacement or maintenance of which either Seller becomes aware and which requires an expenditure in excess of Fifty Thousand Dollars ($50,000.00).

        10.7.    Commitments. Sellers will not make any commitment on behalf of or that would be binding upon the Project after the Closing Date, without first obtaining Purchaser's prior written consent. Sellers will not sell, assign or convey any right, title or interest whatsoever in the Project or permit to exist any lien, encumbrance or charge thereon without promptly discharging the same.

        10.8.    Notification to Purchaser. Until the Closing Date or the earlier termination of this Agreement, Sellers agree to notify Purchaser in writing within five (5) days after receiving notice, or otherwise obtaining actual knowledge, of:

          (a)    Any fact or event which would make any of the representations or warranties of Sellers contained in this Agreement untrue or misleading in any material respect or which would cause Sellers to be in violation of any of their covenants or other undertakings or obligations hereunder.

          (b)    Any violation of any law, ordinance, regulation or law which would or might materially affect the Properties or any portion thereof.

          (c)    Any proposed change in any zoning or law affecting the use or development of the Properties or any part thereof.

          (d)    Any pending or threatened (and unresolved) litigation which affects or relates to the Properties or any part thereof and would subject Purchaser or Sellers to liability or which would materially and adversely affect the transaction contemplated hereby.

          (e)    Any material damage or destruction (excluding normal wear and tear) to the Properties or any part thereof.

          (f)    Any pending or threatened (and unresolved) condemnation or eminent domain proceeding affecting the Properties or any part thereof.

          (g)    Any threatened (and unresolved) or pending proceeding in bankruptcy or insolvency which would materially adversely affect any Seller or any Property.

          (h)    Any material default under any of the Service Contracts or any other agreement affecting all or any portion of the Project, or any act or omission which, with the passage of time or the giving of notice, or both, would constitute a default.

          (i)    Any written notice or other communication, from the United States Environmental Protection Agency or any other federal, state or local governmental authority having jurisdiction over any of the Properties, with respect to (i) any alleged violation concerning any of the

  Properties of any Environmental Laws; or (ii) the handling, release, use, discharge, storage or disposal of any Hazardous Materials at, on or from any of the Properties.

          (j)    Any written notice or other material written communication received from any tenant.

          (k)    Any notice of reassessment or other notice received from a taxing authority.

        For purposes of this Section 10.8, "actual knowledge" means the knowledge of the parties or their agents and representatives but does not include or require such party to make any independent investigation.

        10.9.    Reliance Letters. Sellers shall, at no third party cost to Sellers, reasonably assist Purchaser to obtain reliance letters (the "Reliance Letters") for the engineering reports prepared in connection with a prior proposed acquisition of the Properties such that Purchaser (and its successors and assigns) may rely on such reports provided that if Purchaser is unable to obtain the Reliance Letters despite Seller's reasonable assistance, Sellers shall not be in default hereunder.

        10.10.    Exhibits. Purchaser has agreed to assemble and attach those exhibits that are not attached to the Agreement not later than Monday, February 2, 2003.

11.    [INTENTIONALLY OMITTED]

12.    GENERAL PROVISIONS

        12.1.    Post Termination Obligations.    The parties agree that (a) Purchaser's obligation to restore the Property under the Access Agreement, Purchaser's obligation to indemnify Seller under Section 12.9, and to maintain the confidentiality of certain information under Section 12.13 below; (b) each Seller's obligation to indemnify Purchaser under Section 12.9 hereof and to maintain the confidentiality of certain information referred to in Section 12.13 hereof (all of such Purchaser's and Sellers' obligations being referred to in this Agreement as the "Post Termination Obligations"); and (c) the general provisions contained in this Section 12, shall all continue in full force and effect notwithstanding any cancellation, termination, expiration or forfeiture of this Agreement.

        12.2.    Time of Essence. Time is of the essence of each and every provision of this Agreement.

        12.3.    Assignments and Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any of Purchaser's rights hereunder may be assigned or transferred by Purchaser without the prior written consent of Sellers, provided that Sellers' consent to an assignment by Purchaser shall not be required if the assignee is an affiliate of Purchaser or a joint venture in which Purchaser or an affiliate of Purchaser is a participant; provided, however, that Purchaser shall not be relieved of its obligations hereunder following such an assignment.

        12.4.    Notices. Notices under this Agreement shall be in writing and if personally delivered, delivered by courier, or telefaxed shall be effective when received. If mailed, a notice shall be deemed effective on the third business day after deposited as registered or certified mail, postage prepaid, return receipt requested, directed to the other party at the address shown above. All notices to Sellers shall be given to Sellers to the attention of Sherwin Jarol c/o Bradley & Associates, 225 North Michigan Avenue, 11th Floor, Chicago, Illinois 60601 with an additional copy to Much Shelist Freed Denenberg Ament & Rubenstein P.C., 200 North LaSalle Street, Suite 2100 Chicago, Illinois 60610, Telecopier (312) 621-1750) (Effective February 1, 2003: 191 North Wacker Drive Suite 1800, Chicago, Illinois 60606, Telecopier (312) 521-2100). All notices to Purchaser shall be given to the Purchaser's address herein stated, to the attention of Mr. Don Chase and Mr. Saul A. Behar, Keystone Property Trust, 200 Four Falls Corporate Center, West Conshohocken, Pennsylvania 19428, Telecopier, (484) 530-0131, with a copy to with a copy to Barack Ferrazzano Kirschbaum Perlman & Nagelberg, attention: Mark J. Beaubien, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606. Either party may change its address for notices by at least five (5) days advance written notice to the other.

        12.5.    Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

        12.6.    Attorneys' Fees. In the event any suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys' fees at trial, on any appeal, in any bankruptcy proceeding and in any petition for review, in addition to all other sums provided in this Agreement.

        12.7.    Prior Agreements. Without limitation of the terms of the Access Agreement, this Agreement supersedes and replaces all written and oral agreements previously made or existing between the parties, including, without limitation, all correspondence and letters of intent related to the Properties.

        12.8.    Applicable Law. This Agreement shall be construed, applied and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to choice of law principles. All sums referred to in this Agreement shall be calculated by and be payable in the lawful currency of the United States.

        12.9.    Real Estate Commissions. Sellers agree to pay any commission owed by Sellers to Cushman & Wakefield pursuant to the terms of any then effective listing agreement between Sellers and Cushman & Wakefield. Each party hereto shall be responsible for all other commissions and finders' fees to which such party agreed in writing or for which such party is otherwise legally liable by virtue of any dealings by such party with any broker or finder, and shall defend and indemnify the other party hereto against any and all claims therefor. Each party represents and warrants to the other that it has dealt with no other broker or finder in connection with this transaction. This representation shall survive Closing.

        12.10.    Legal Relationships. This Agreement shall not create any partnership, joint venture, or other joint undertaking between Sellers and Purchaser, and neither party shall be liable for the debts or have the authority to make any representations on behalf of the other. No third party is intended to be benefited or afforded any legal rights under or by virtue of this Agreement.

        12.11.    Changes in Writing. This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        12.12.    Indemnified Parties. Any indemnification contained in this Agreement for the benefit of Seller or Purchaser shall extend to Sellers' and Purchaser's respective officers, partners, members, employees, and agents.

        12.13.    Confidentiality and Return of Documents. Prior to Closing, Purchaser shall use and disclose information it obtains about the Property solely in connection with its purchase evaluation. Sellers and Purchaser shall each maintain as confidential any and all materials obtained about the other, and, in the case of Purchaser, concerning the Properties, and shall not disclose any such information to any third party except (a) to such parties' respective partners, employees, members, agents and permitted assignees, consultants and attorneys; (b) as required by applicable law or any court of competent jurisdiction; and (c) for any information which is otherwise a matter of public record or available from any non-confidential source.

        12.14.    Invalidity of Provisions. In the event any provision of this Agreement, or any instrument to be delivered by Purchaser at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deleted from such document and shall not invalidate any other provision contained in the document.

        12.15.    Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        12.16.    Saturday, Sunday and Legal Holidays. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

        12.17.    Tender. The tender by Sellers of executed Assignments and the tender by Purchaser of the Purchase Price are hereby mutually waived; but nothing herein contained shall be construed as a waiver of Sellers' obligations to deliver such Assignments and/or of the concurrent obligation of Purchaser to pay the Purchase Price.

        12.18.    Joint and Several. The obligations of Sellers hereunder are joint and several.

        12.19.    Independent Consideration. Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement for any reason, Purchaser shall promptly pay to Sellers one hundred dollars ($100.00), as independent consideration for Sellers' execution and delivery of this Agreement. This amount is nonrefundable.

        12.20.    Section 1031 Exchange. Sellers hereby agrees to cooperate, at no third party expense to Sellers, with Purchaser in a tax-deferred exchange should Purchase so elect. Purchaser hereby agrees to indemnify Sellers from any and all costs, taxes, assessments and/or liability that may be proximately caused by such tax-deferred exchange. Said tax-deferred exchange shall not otherwise delay the close of escrow nor shall Sellers be required to take title to any property so as to accommodate Purchaser's exchange.

        12.21.    Environmental Agreements.

          (a)    Seller is subject to and benefits from a certain Agreement and Covenant Not to Sue with the United States Environmental Protection Agency in the Matter of First Industrial Harrisburg, L.P. (Docket #III-95-48-DC) (the "EPA Agreement") recorded in the Office of Recorder of Deeds of Dauphin County, Pennsylvania (the "Recorder's Office"). Purchaser acknowledges receipt of a copy of the EPA Agreement before the date of this Agreement of Sale and acknowledges that, as Purchaser of the Property, Purchaser shall, after Closing, be subject to the EPA Agreement and further acknowledges that the Property is now and shall be, after Closing, under and subject to the EPA Agreement, including, without limitation, the rights of the United States set forth in Section VII of the EPA Agreement (Access). Purchaser shall comply with the terms of the EPA Agreement relative to the period from and after Closing. In accordance with EPA Agreement, Purchaser shall execute an Agreement and Certification of Successor in Interest or Assign (as defined in the EPA Agreement) acknowledging Purchaser "s obligation to be bound by the obligations of the EPA Agreement.

          (b)    Seller is subject to are parties to a Consent Order and Agreement dated as of June 26, 1995 entered into among First Industrial Harrisburg, L.P., Fruehauf Trailer Corporation, and the Pennsylvania Department of Environmental Resources (now known as the Pennsylvania Department of Environmental Protection) in the Matter of Fruehauf Parcel (the "PADEP Agreement") and recorded in the Recorder's Office. Purchaser acknowledges receipt of a copy of the PADEP Agreement before the date of this Agreement of Sale and acknowledges that, as Purchaser of the Property, Purchaser shall, after Closing, be subject to the PADEP Agreement and further acknowledges that the Property is now and shall be, after Closing, under and subject to the

  PADEP Agreement. Purchaser shall comply with the terms of the PADEP Agreement related to the period from and after Closing.

          (c)    To the best of Seller's knowledge, the EPA Agreement and the PADEP Agreement are in full force and effect. To the best of Seller's knowledge, (i) Seller has timely complied with and performed its obligations under the EPA Agreement and the PADEP Agreement; (ii) Seller has not received any notice alleging or advising of any breach, default or failure of performance on the part of Seller pursuant to the EPA Agreement or the PADEP Agreement or any further condition that with the passage of time will constitute a breach or default on the part of Seller pursuant to the EPA Agreement or the PADEP Agreement.

          (d)    Sellers represents and warrants to Purchaser that Seller has, at Sellers' sole cost, provided the notice to the EPA contemplated by Section 50 of the EPA Agreement (the "EPA Transfer Notice"). Sellers will also give the notice to the EPA contemplated by Section 53 of the EPA Agreement within the applicable time frames.

        12.22.    Water Tower. Prior to the Closing, Sellers shall, at Seller's sole expense, remove (or paint over in a manner reasonably acceptable to Purchaser) the "First Industrial" logo located on the water tower on the Properties.

        [Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

SELLER:	CAPITAL LANE PROPERTY HOLDING, LP
	By:	Capital Lane General Partner, LP, its sole general partner
	By:	Capital Lane Associates, LLC its sole general partner
	By:	Capital Lane Venture, LP its sole member
	By:	Bradley Associates L.L.C. its sole general partner
	By:	/s/ SHERWIN N. JAROL Sherwin N. Jarol, Sole Manager
CAPITAL LANE PROPERTY HOLDING II, LP
	By:	Capital Lane General Partner II, LP, its sole general partner
	By:	Capital Lane Associates II, LLC its sole general partner
	By:	Capital Lane Venture II, LP its sole member
	By:	Bradley Associates L.L.C. its sole general partner
	By:	/s/ SHERWIN N. JAROL Sherwin N. Jarol, Sole Manager
PURCHASER	KEYSTONE OPERATING PARTNERSHIP, L.P.
	By:	Keystone Property Trust, its sole general partner
	By:	/s/ JOHN B. BEIGER John B. Beiger, Vice President

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  EXHIBIT 10.2